(logo)NORWEST MORTGAGE                                 Norwest Mortgage. Inc.
                                                       Home Campus
                                                       Des Moines, IA 50328
                                                       515/221-7300







                              Management Assertion

As of and for the period ended December 31, 1996, Norwest Mortgage Banking has complied in all material respects with the minimum servicing standards set forth in the Mortgage Bankers Association of America's Uniform Single Attestation Program for Mortgage Bankers. As of and for this same period, Norwest Mortgage Banking had in effect a fidelity bond and errors and emissions policy in the amount of $20 Million.


/s/Mark Oman                                               January 15, 1997
Mark Oman, President and CEO                                Date


/s/Alta Jones                                              January 15, 1997
Alta Jones, Senior Vice President & CFO                     Date


/s/Cara Heiden                                              January 15, 1997
Cara Heiden, Executive Vice President, Loan Admin           Date



NMFL #0820H 5/96